Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated May 2, 2025, relating to the financial statement of REX MSTR Growth & Income ETF, a series of REX ETF Trust, as of April 10, 2025, and to the references to our firm under the heading “Fund Service Providers” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information.

We also hereby consent to the references to our firm in this Registration Statement on Form N-1A of REX COIN Growth & Income ETF, REX NVDA Growth & Income ETF, and REX TSLA Growth & Income ETF, each a series of REX ETF Trust, under the heading “Fund Service Providers” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

May 14, 2025